Exhibit 99.1
LOWE’S COMPANIES, INC.

DATE:	June 1, 2021

TO:	Members of the Board of Directors and Executive Officers

FROM:	Sandy Felton, Director, Stock Plan Administration

RE:	Notice Regarding 401(k) Plan Blackout Period and Trading Restrictions

This notice informs you of an impending “blackout period” under the Lowe’s 401(k) Plan (the “Plan”), during which you will be prohibited from engaging in transactions involving equity securities of Lowe’s Companies, Inc. (the “Company”) that you acquire or have previously acquired in connection with your service or employment as a director or executive officer of the Company.

Reason for the Blackout Period
The Plan will be transitioning recordkeepers from Wells Fargo Institutional Retirement & Trust to Principal Financial Group as a result of Principal’s July 1, 2019 acquisition of Wells Fargo’s retirement plan, institutional trust and custody, and institutional asset advisory businesses.

Impact on Affected Plan Rights
As a result of the recordkeeper transition, Plan participants and beneficiaries will be unable to direct or diversify investments in their individual accounts or to obtain a distribution from the Plan. This period, during which Plan participants and beneficiaries will be unable to exercise these rights otherwise available under the Plan, is called a “blackout period.”

Length of the Blackout Period
The blackout period for the Plan will begin at 1:00 p.m. Eastern Time on June 16, 2021 and end the week of June 21, 2021. You will be notified via electronic communication when the blackout period has ended.

Restrictions on Directors and Executive Officers During the Blackout Period
During the blackout period, directors and executive officers of the Company will be subject to the trading restrictions imposed under Section 306(a) of the Sarbanes-Oxley Act of 2002 and Regulation BTR. Subject to limited exceptions, these restrictions generally prohibit the direct or indirect purchase, sale, or other acquisition or transfer of any of the Company’s equity securities that you acquire or have previously acquired in connection with your service or employment as a director or executive officer of the Company.

Please note the following:

•“Equity securities that you acquire or have previously acquired in connection with your service or employment” is defined broadly to include not only the Company’s common stock, but also stock options and other derivatives, and can include shares purchased on the open market as well as those acquired under Company plans.
•Covered transactions are not limited to those involving your direct ownership, but include any transaction in which you have a pecuniary interest (for example, transactions by your immediate family members living in your household).
•Among other things, these rules prohibit exercising options granted to you in connection with your service as a director or employment as an executive officer, selling shares of common stock acquired pursuant to such options, selling shares of common stock originally received as restricted stock or selling shares to cover withholding taxes upon the vesting of restricted stock.

Questions or Additional Information
The rules described above apply in addition to the other restrictions on trading activity under the Company’s Insider Trading Policy. To avoid any inadvertent violations of the blackout period restrictions, you should continue to direct questions about, and requests for pre-clearance of, your transactions in the Company’s securities to me. In addition, during the blackout period, you may obtain, without charge, information about the blackout period, including whether the blackout period has begun or ended, by contacting me at (704) 758-3186, or in writing, at Lowe’s Companies, Inc., 1000 Lowes Boulevard, Mooresville, North Carolina 28117.

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